Exhibit 2.6

GRUPO AVAL LIMITED,

as Issuer

GRUPO AVAL ACCIONES Y VALORES S.A.,

as Guarantor

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, Registrar, Paying Agent and Transfer Agent

____________________

SUPPLEMENTAL INDENTURE

Dated as of February 23, 2022

to the

INDENTURE

dated as of February 4, 2020

____________________

4.375% Senior Notes due 2030

Exhibit 2.6

SUPPLEMENTAL INDENTURE, dated as of February 23, 2022 (this “Supplemental Indenture”), among GRUPO AVAL LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer” or “Grupo Aval Limited”), as issuer, GRUPO AVAL ACCIONES Y VALORES S.A., a corporation (sociedad anónima) organized under the laws of Colombia (the “Guarantor” or “Grupo Aval”), as guarantor, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee, Registrar, Paying Agent and Transfer Agent (as such terms are defined in the Indenture).

W I T N E S S E T H:

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 4, 2020, and the Company has issued an aggregate principal amount of U.S.$1,000,000,000 of its 4.375% Senior Notes due 2030 (the “Notes”), all of which remain outstanding as of the date hereof;

WHEREAS, Section 9.2 of the Indenture provides that the Issuer, the Guarantor, and the Trustee may amend and supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (subject to certain exceptions set forth in such Section 9.2, which are not applicable to the amendment to the Indenture to be effected by this Supplemental Indenture);

WHEREAS, the Issuer has solicited consents from the Holders (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in that certain consent solicitation statement dated February 23, 2022 (the “Consent Solicitation Statement”), to the amendment of certain provisions contained in the Indenture (the “Amendment”), as described in the Consent Solicitation Statement;

WHEREAS, the Holders of U.S.$ 546,789,000 in aggregate principal amount of the Notes outstanding (constituting a majority of the outstanding principal amount of such Notes) have validly delivered (and have not subsequently validly revoked), and D.F. King & Co., Inc., as information and tabulation agent for the Consent Solicitation (the “Information and Tabulation Agent”), has received, the requisite consents to the Amendment pursuant to the Consent Solicitation;

WHEREAS, the Issuer has delivered to the Trustee the Officers’ Certificate and the Opinion of Counsel described in and required by Section 9.6 of the Indenture, together with a certificate of the Information and Tabulation Agent; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or performed and this Supplemental Indenture is permitted by the Indenture.

Exhibit 2.6

WHEREAS, Grupo Aval Limited, Grupo Aval, the Trustee wish to execute this Supplemental Indenture in order to effect the Amendment.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

PROPOSED AMENDMENT

SECTION 1.1 Amendment to Section 1.1 of the Indenture. Section 1.1 of the Indenture is hereby amended as follows:

(a) The definition of “Significant Subsidiary” is hereby amended and restated in its entirety as follows:

“Significant Subsidiary” means any Subsidiary (other than (A) BAC Credomatic Inc. and its consolidated subsidiaries, (B) BAC Holding International Corp. (formerly, Leasing Bogotá S.A. Panamá) and its consolidated subsidiaries, and (C) any other Subsidiary that, at the time the determination is made, does not own, directly or indirectly, material assets other than interests in the Share Capital of BAC Credomatic Inc. and/or BAC Holding International Corp. and their respective subsidiaries), including each of the consolidated subsidiaries of such Subsidiary, that is scheduled as a consolidated subsidiary in note 1(c) (or its equivalent) of Grupo Aval’s audited financial statements as of and for the year ended December 31 of the most recently completed fiscal year for which audited consolidated financial statements are available and meets any of the following conditions:

(i) Grupo Aval’s and its other Subsidiaries' investments in and advances to such Subsidiary, including each of the consolidated subsidiaries of such Subsidiary, exceed 20% of the total assets of Grupo Aval and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(ii) Grupo Aval’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary, including each of the consolidated subsidiaries of such Subsidiary, exceeds 20% of the total assets of Grupo Aval and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(iii) Grupo Aval’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary, including each of the consolidated subsidiaries of such Subsidiary, exclusive of amounts attributable to any non-controlling interests exceeds 20% of such income of Grupo Aval and its Subsidiaries consolidated for the most recently completed fiscal year;

Exhibit 2.6

(it being understood that the foregoing definition shall be interpreted in accordance with Rule 1-02 under Regulation S-X promulgated by the SEC). Each Subsidiary of a Significant Subsidiary shall itself be deemed to be a Significant Subsidiary unless such Subsidiary, including each of the consolidated subsidiaries of such Subsidiary, does not meet any of the above conditions, in which case neither such Subsidiary nor any of the consolidated subsidiaries of such Subsidiary shall be deemed to be a Significant Subsidiary. If at any time a Significant Subsidiary ceases to be a Subsidiary, such former Subsidiary and each of the consolidated subsidiaries of such former Subsidiary shall immediately cease to be Significant Subsidiaries for purposes of the Notes and the Indenture. In addition, if at any time a Significant Subsidiary ceases to own, directly or indirectly, material assets other than interests in the Share Capital of BAC Credomatic Inc. and/or BAC Holding International Corp. and their respective subsidiaries, such Subsidiary and each of the consolidated subsidiaries of such Subsidiary shall immediately cease to be Significant Subsidiaries for purposes of the Notes and the Indenture. Notwithstanding the foregoing provisions of this definition, Grupo Aval Limited shall also be a Significant Subsidiary for purposes of the Notes and the Indenture.”

(b) Notwithstanding anything in the Indenture to the contrary, the separation, demerger, spin-off, divestiture or distribution, or any transaction or series of transactions that has substantially the same effect, by Grupo Aval of any Share Capital of BAC Credomatic Inc. and its consolidated subsidiaries, BAC Holding International Corp. (formerly, Leasing Bogotá S.A. Panamá) and its consolidated subsidiaries, or any other Subsidiary that, at the time the determination is made, does not own, directly or indirectly, material assets other than interests in the Share Capital of BAC Credomatic Inc. and/or BAC Holding International Corp. and their respective subsidiaries, shall not constitute a breach of the covenants contained in, or a Default or Event of Default under, the Indenture.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2.2 Effectiveness. The provisions of this Supplemental Indenture shall be effective and operative immediately upon its execution and delivery.

SECTION 2.3 Currency Indemnity; Governing Law; Waiver of Jury Trial; Consent to Jurisdiction; Waiver of Immunities. This Supplemental Indenture shall be governed by and subject to the provisions set forth in Sections 11.5, 11.7 and 11.8 of the Indenture.

SECTION 2.4 Ratification of the Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended by this Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same

Exhibit 2.6

instrument. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby, whether or not they have delivered a Consent pursuant to the Consent Solicitation. From and after the date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “herein,” “hereby,” “hereto” or “herewith” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. Except as expressly modified by this Supplemental Indenture, the provisions of the Indenture shall remain in full force and effect and continue to govern the terms and conditions of all issued and outstanding Notes.

SECTION 2.5 The Trustee. The Trustee enters into this Supplemental Indenture on the basis of the consent of the Holders referenced in the recitals to this Supplemental Indenture. The rights, protections, immunities and indemnities of the Trustee set forth in the Indenture shall apply to this Supplemental Indenture as if set forth herein. The Issuer and Guarantor hereby reaffirm their obligations under Section 7.6 of the Indenture to indemnify the Trustee against any and all loss, liability, damages, claims, cost or expense (including reasonable and duly documented attorneys’ fees and expenses) incurred by it in connection with its execution and performance of this Supplemental Indenture. This indemnity shall survive the satisfaction and discharge of the Indenture and the resignation or removal of the Trustee as expressly provided in Section 7.6 of the Indenture.

SECTION 2.6 Successors. All agreements of each of the parties to this Supplemental Indenture shall bind its respective successors.

SECTION 2.7 Multiple Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF transmission or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF transmission or other electronic means shall be deemed to be their original signatures for all purposes.

SECTION 2.8 Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of Page Left Intentionally Blank]

Exhibit 2.6

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GRUPO AVAL LIMITED,
 as Issuer

By: /s/ Ricardo Durling
Name: Rifena S.A. (Represented by Ricardo Durling)
Title: Legal Representative

GRUPO AVAL ACCIONES Y VALORES S.A.,

as Guarantor

By: /s/ Diego Fernando Solano Saravia
Name: Diego Fernando Solano Saravia
Title: Legal Representative

Exhibit 2.6

Signature Page to Supplemental Indenture for the 2030 Notes

DEUTSCHE BANK TRUST COMPANY AMERICAS,
 as Trustee, Registrar, Paying Agent and Transfer Agent

By: /s/ Luke Russell
Name: Luke Russell
Title: Vice President

By: /s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

Exhibit 2.6

Signature Page to Supplemental Indenture for the 2030 Notes